Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

FIRST STATE EARNINGS PER SHARE INCREASES 45%

AS ASSETS TOP $2 BILLION

Albuquerque, NM—July 18, 2005—First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced second quarter 2005 earnings of $4.9 million or $0.32 per diluted share, a record for quarterly earnings, compared to $3.3 million or $0.22 per diluted share for the second quarter of 2004, an increase of 45%. For the six months ended June 30, 2005, net income was $9.2 million or $0.59 per diluted share compared to $6.9 million or $0.45 per diluted share for the six months ended June 30, 2004, an increase of 31%.

“We continue to be pleased with our growth and the new loan and deposit relationships being established throughout our system,” commented Michael R. Stanford, President and Chief Executive Officer. “This growth combined with our disciplined approach around non-interest expenses has resulted in increased profitability,” continued Stanford.

“We now have all our key positions in Colorado and Utah filled and believe we are well positioned to take full advantage of opportunities in those market places,” commented Stanford.

At June 30, 2005, total assets increased $309 million, loans increased $236 million, investment securities increased $24 million, and deposits increased $193 million over June 30, 2004. First State’s total assets increased 18% from $1.699 billion at June 30, 2004, to $2.008 billion at June 30, 2005. Loans increased 19% from $1.256 billion at June 30, 2004, to $1.492 billion at June 30, 2005. Investment securities increased 9% from $274 million at June 30, 2004, to $298 million at June 30, 2005. Total deposits grew 15% from $1.272 billion at June 30, 2004, to $1.466 billion at June 30, 2005. Non-interest bearing deposits grew to $349 million at June 30, 2005, from $268 million at June 30, 2004, while interest bearing deposits grew to $1.116 billion at June 30, 2005 from $1.004 billion at June 30, 2004.

Net interest income was $20.5 million for the second quarter of 2005 compared to $16.5 million for the second quarter of 2004. For the six months ended June 30, 2005 and 2004, net interest income was $39.9 million and $33.2 million, respectively. First State’s net interest margin was 4.60% and 4.39% for the second quarter of 2005 and 2004, respectively. The net interest margin was 4.61% and 4.43% for the six months ended June 30, 2005 and 2004, respectively. The increase in net interest margin is due primarily to rate increases made by the Federal Reserve Bank over the last twelve months and First State’s asset sensitive position.

First State’s provision for loan losses was $1.7 million for the second quarter of 2005, compared to $830,000 for the same quarter of 2004. First State’s allowance for loan losses was 1.15% of total loans held for investment at June 30, 2005 and 2004. The provision for loan losses for the six months ended June 30, 2005 was $2.8 million compared to $2.3 million for the six months ended June 30, 2004. The ratio of allowance for loan losses to non-performing loans was 337% at June 30, 2005 compared to 171% at June 30, 2004. Non-performing assets equaled 0.30% of total assets at June 30, 2005 compared to 0.58% at June 30, 2004.

FSNM – Second Quarter Results

July 18, 2005

Page Two

“We are continuing to see improvement in overall asset quality throughout our market areas,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “Non-performing assets are nearing historically low levels and charge-offs remain minimal,” continued Dee.

Non-interest income for the second quarter of 2005 was $4.2 million, compared to $3.5 million for the second quarter of 2004, an increase of 19%. Non-interest income for the six months ended June 30, 2005 was $7.4 million, compared to $7.0 million for the six months ended June 30, 2004. The gain on sales of mortgage loans increased $650,000 compared to the second quarter of 2004 and $1.0 million compared to the first six months of 2004. Service charges on deposit accounts increased $438,000 over the second quarter of 2004 and $452,000 over the first six months of 2004. Credit and debit card transaction fees decreased approximately $648,000 from the second quarter of 2004, and approximately $1.1 million from the first six months of 2004. This decrease is directly related to the sale of the merchant card portfolio in the third quarter of 2004. In addition, non-interest income for the first six months of 2005 includes the loss on sale of securities of $87,000 during the second quarter of 2005 as First State repositioned a portion of the investment securities portfolio, compared to the gains of $236,000 in the first six months of 2004.

Non-interest expenses were $15.3 million and $13.9 million for the quarters ended June 30, 2005 and 2004, respectively and represent an increase of $1.4 million or 10%. Salaries and employee benefits increased $2.1 million, occupancy expense was flat, and other non-interest expenses decreased $249,000 from the second quarter of 2004. Other non-interest expenses in the second quarter 2004 include a loss of $215,000 from a robbery, $98,000 from restructuring the bank’s mortgage operation, and $47,000 from the write-off of abandoned lockbox software. First State’s efficiency ratio was 61.93% and 69.55% for the second quarter of 2005 and 2004, respectively. The efficiency ratio was 63.60% and 67.23% for the six months ended June 30, 2005 and 2004, respectively. Non-interest expenses for the six months ended June 30, 2005 were $30.1 million compared to $27.0 million for the six months ended June 30, 2004 and represent an increase of $3.1 million or 11%. Salaries and employee benefits increased $4.1 million, occupancy increased $144,000, data processing increased $221,000, and legal, accounting and consulting increased $169,000 over the first six months of 2004. Credit and debit card interchange expenses decreased by $522,000 from the second quarter of 2004 and $928,000 from the first six months of 2004 due to the sale of the merchant card portfolio.

In conjunction with its second quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Monday, July 18, 2005 at 5:00 p.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fsbnm.com, Investor Relations. The conference call will be available for replay beginning July 18, 2005 through July 29, 2005 at www.fsbnm.com, Investor Relations.

On Friday, July 15, 2005, First State’s Board of Directors declared a quarterly dividend of $0.07 per share. The dividend will be payable September 7, 2005 to shareholders of record on August 10, 2005.

First State Bancorporation, (NASDAQ:FSNM), is a New Mexico based commercial bank holding company that serves communities in New Mexico, Colorado, and Utah through its wholly owned subsidiary First State Bank N.M. First State Bank N.M. operates as First Community Bank in Colorado and Utah. In addition, the residential mortgage origination division operates in all three states as First Community Mortgage. On Friday, July 15, 2005, First State’s stock closed at $20.08 per share.

FSNM - Second Quarter Results

July 18, 2005

Page Three

SELECTED FINANCIAL INFORMATION

(Dollars in thousands except share and per share amounts)

(unaudited)

INCOME STATEMENT HIGHLIGHTS

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest income	$29,482	$22,218	$56,236	$44,564
Interest expense	8,937	5,699	16,350	11,400

Net interest income	20,545	16,519	39,886	33,164
Provision for loan losses	(1,725)	(830)	(2,800)	(2,270)

Net interest income after provision for loan losses	18,820	15,689	37,086	30,894
Non-interest income	4,160	3,495	7,404	6,981
Non-interest expense	15,300	13,919	30,076	26,991

Income before income taxes	7,680	5,265	14,414	10,884
Income tax expense	2,750	1,944	5,178	3,989

Net income	$4,930	$3,321	$9,236	$6,895

Basic earnings per share	$0.32	$0.22	$0.60	$0.45
Diluted earnings per share	$0.32	$0.22	$0.59	$0.45
Weighted average basic shares outstanding	15,386,087	15,303,746	15,378,413	15,286,720
Weighted average diluted shares outstanding	15,606,089	15,428,744	15,594,610	15,417,918

BALANCE SHEET HIGHLIGHTS:

	June 30, 2005	December 31, 2004	June 30, 2004
Total assets	$2,007,642	$1,815,510	$1,699,043
Loans receivable, net	1,491,702	1,362,464	1,255,557
Investment securities	298,330	290,925	273,960
Deposits	1,465,653	1,401,303	1,272,351
Borrowings	334,806	192,513	233,358
Stockholders’ equity	$151,001	$144,309	$135,858
Book value per share	$9.83	$9.42	$8.88
Tangible book value per share	$6.98	$6.55	$6.01

FINANCIAL RATIOS:

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Return on average assets	1.01%	0.80%	0.98%	0.84%
Return on average equity	13.19%	9.76%	12.55%	10.19%
Efficiency ratio	61.93%	69.55%	63.60%	67.23%
Operating expenses to average assets	3.15%	3.36%	3.18%	3.29%
Net interest margin	4.60%	4.39%	4.61%	4.43%
Average equity to average assets	7.69%	8.22%	7.79%	8.24%
Leverage ratio (end of period)	8.21%	7.84%	8.21%	7.84%
Total risk based capital ratio (end of period)	10.58%	10.46%	10.58%	10.46%

NON-INTEREST INCOME:

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Service charges on deposit accounts	$1,549	$1,111	$2,637	$2,185
Other banking service fees	206	196	387	379
Credit and debit card transaction fees	540	1,188	1,025	2,157
(Loss) gain on sale or call of investment securities	(87)	—	(87)	236
Gain on sales of mortgage loans	1,179	529	2,103	1,095
Check imprint income	134	143	284	279
Other	639	328	1,055	650

	$4,160	$3,495	$7,404	$6,981

FSNM - Second Quarter Results

July 18, 2005

Page Four

NON-INTEREST EXPENSE:

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Salaries and employee benefits	$7,827	$5,728	$15,431	$11,341
Occupancy	1,963	1,968	3,927	3,783
Data processing	802	720	1,618	1,397
Credit and debit card interchange	—	522	—	928
Equipment	1,141	1,075	2,189	2,107
Legal, accounting, and consulting	387	309	808	639
Marketing	609	656	1,174	1,208
Telephone	292	337	581	624
Supplies	200	219	418	413
Delivery	224	253	440	503
Other real estate owned	104	147	134	257
FDIC insurance premiums	49	45	98	89
Check imprint expense	154	142	318	272
Amortization of intangibles	27	28	54	56
Loss on sale of loans	—	—	—	435
Other	1,521	1,770	2,886	2,939

	$15,300	$13,919	$30,076	$26,991

AVERAGE BALANCES:

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Total assets	$1,949,191	$1,664,888	$1,904,374	$1,651,752
Earning assets	1,790,261	1,514,408	1,745,888	1,505,981
Loans	1,477,719	1,256,389	1,434,991	1,253,880
Investment securities	304,092	252,273	302,821	245,914
Total deposits	1,441,088	1,270,136	1,422,096	1,238,539
Non-interest-bearing deposits	337,596	266,748	324,602	258,221
Interest-bearing liabilities	1,454,314	1,256,151	1,424,033	1,252,337
Equity	149,969	136,803	148,385	136,096

LOANS:

	June 30, 2005		December 31, 2004		June 30, 2004
Commercial	$193,049	12.8%	$174,293	12.6%	$171,879	13.5%
Real estate - commercial	734,411	48.7%	687,213	49.9%	618,369	48.7%
Real estate – one-to four-family	197,926	13.1%	198,420	14.4%	201,786	15.9%
Real estate - construction	327,902	21.7%	270,303	19.6%	239,467	18.8%
Consumer and other	28,236	1.9%	28,601	2.1%	29,715	2.4%
Mortgage loans available for sale	27,287	1.8%	18,965	1.4%	8,896	0.7%

Total	$1,508,811	100.0%	$1,377,795	100.0%	$1,270,112	100.0%

DEPOSITS:

	June 30, 2005		December 31, 2004		June 30, 2004
Non-interest bearing	$349,353	23.8%	$317,729	22.7%	$267,711	21.0%
Interest-bearing demand	268,156	18.3%	254,140	18.0%	236,942	18.6%
Money market savings accounts	203,679	13.9%	216,769	15.5%	171,670	13.5%
Regular savings	73,247	5.0%	68,671	4.9%	67,754	5.3%
Certificates of deposit less than $100,000	214,322	14.6%	223,893	16.0%	231,129	18.2%
Certificates of deposit greater than $100,000	356,896	24.4%	320,101	22.9%	297,145	23.4%

Total	$1,465,653	100.0%	$1,401,303	100.0%	$1,272,351	100.0%

FSNM - Second Quarter Results

July 18, 2005

Page Five

ALLOWANCE FOR LOAN LOSSES:

	Six Months Ended June 30, 2005	Year Ended December 31, 2004	Six Months Ended June 30, 2004
Balance beginning of period	$15,331	$14,121	$14,121
Provision for loan losses	2,800	4,500	2,270
Net charge-offs	(1,022)	(3,290)	(1,836)

Balance end of period	$17,109	$15,331	$14,555

Allowance for loan losses to total loans held for investment	1.15%	1.13%	1.15%
Allowance for loan losses to non-performing loans	337%	192%	171%

NON-PERFORMING ASSETS:

	June 30, 2005	December 31, 2004	June 30, 2004
Accruing loans - 90 days past due	$—	$4	$9
Non-accrual loans	5,077	7,969	8,478

Total non-performing loans	5,077	7,973	8,487
Other real estate owned	894	1,255	1,323

Total non-performing assets	$5,971	$9,228	$9,810

Total non-performing assets to total assets	0.30%	0.51%	0.58%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). The discussions regarding our growth strategy, expansion of operations in our markets, competition, loan and deposit growth, timing of new branch openings, expansion opportunities including expanding our mortgage division market share, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State’s filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fsbnm.com.